Exhibit 99.1

Duke Energy Progress, LLC

Updates Regarding the 2025 Rate Case Filings in North Carolina

(Docket E-2 Sub 1380)

Background:

•	On November 20, 2025, Duke Energy Progress (“DEP” or the “Company”) filed a rate case with the North Carolina Utilities Commission (“NCUC”) seeking approval for increases in retail revenues. The filing included requests for Performance Based Regulation (“PBR”) mechanisms, featuring a 2-year Multi-Year Rate Plan (“MYRP”) as well as residential decoupling, performance incentive mechanisms (“PIMs”), and an earnings sharing mechanism (“ESM”).

◦	The initial filing requested an approximately 15.1% overall increase in retail revenues over the two-year period, or approximately $729 million.

◦	The rate case filing requested an overall rate of return of 7.92% based upon an ROE of 10.95% with a 53% equity component in the capital structure[1] as compared to the ROE approved in the last rate case of 9.8% with a 53% equity component in the capital structure.

◦	The historic base case in the initial filing is based on North Carolina retail rate base of approximately $17.9 billion as of December 31, 2024, adjusted for known and measurable changes projected through March 31, 2026.

◦	The MYRP includes impacts of approximately $3.9 billion (NC retail allocation) of capital projects that are projected to go in service over the 2-year MYRP period.

•	On July 24, 2026, the Company filed an updated revenue requirement request as part of the Company’s rebuttal testimony, which reduced the requested increase to approximately $610 million over the two-year period, which is an approximate 12.3% overall increase in retail revenues.

o	As part of the revised revenue requirement request, the Company has requested a 10.48% ROE with a 53% equity component in the capital structure and made certain other adjustments to reduce the requested increase.

•	On August 5, 2026, DEP and the Public Staff, as well as other intervening parties (together, the “Intervening Parties”), filed a Comprehensive Revenue Requirement Settlement (“Comprehensive Settlement”) with the NCUC resolving all remaining revenue requirement issues in the case.

Major Components of the Comprehensive Settlement

•	The Comprehensive Settlement resolves all revenue requirement issues between the Company and the Intervening Parties in the case, including agreement on 9.8% ROE and 53% equity component in the capital structure and various accounting and plant items.
•	The historic base case is based on North Carolina retail rate base of approximately $17.8 billion
•	The MYRP will include approximately $3.4 billion of capital (NC retail allocation) projected to go in service over the 2-year MYRP period, along with an annual MYRP refund mechanism (based upon both the number of projects and amount of capital placed in service in a rate year compared to what was approved for that rate year).
•	The Comprehensive Settlement resolves issues related to the mechanics of the decoupling mechanism and ESM.
•	DEP will extend the amortization of deferred coal ash costs from five years to eight years.

1 Overall rate of return includes the provisions of the CCR settlement which includes a 150 basis point reduction in the ROE with a 52% equity component for the capital structure allowed for coal ash deferrals during the amortization period.

•	DEP will increase the flow back of production tax credits (PTC) to customers from $40 million annually in the Company’s original request to $120 million annually for 2027 and 2028.
•	DEP agrees to a $10 million shareholder contribution to support bill assistance through the Share the Light Fund and health and safety repairs through the Helping Home Fund.
•	The Company will evaluate the potential to delay its next base rate case filing until no earlier than November 1, 2028. The Company has indicated that it can agree to this delay if permitted to defer costs directly associated with the Commission-approved Person County CC1 and Marshall CTs, from the time each plant is placed in service until such costs can be reflected in new base rates with a full Weighted Average Cost of Capital (“WACC”) during the deferral period.
•	The parties agree to support a separate proceeding to evaluate a large load tariff, with the intention to complete that proceeding prior to new rates going into effect.
•	The Comprehensive Settlement results in a revised revenue requirement increase of $338 million over the two-year period, an average annual rate increase of 3.4% over two years.

Additional Information:

•	The Comprehensive Settlement is subject to the review and approval of the NCUC.
•	An evidentiary hearing to review the Comprehensive Settlement and other issues in the case is scheduled to begin on August 11, 2026.
•	Subject to NCUC approval, DEP has requested total Year 1 rates to be in effect no later than January 1, 2027.
•	The Comprehensive Settlement is expected to result in one-time pre-tax accounting charges of approximately $30 million, to be recognized by DEP in 2026. These charges are expected to be treated as special items and excluded from adjusted earnings.

Reconciliation of Company Request to Reflect the Comprehensive Settlement

($ in millions)	Historic Base Case	Year 1 - MYRP	Year 1 Total	Year 2 – MYRP	Combined Total
Original requested revenue requirement increase	$401	$127	$528	$200	$729
Post-filing adjustments by Company	(82)	(17)	(99)	(19)	(119)
Revised Company requested revenue requirement increase	$319	$110	$429	$181	$610
Reduced ROE (10.48% to 9.8%)	(84)	(4)	(87)	(6)	(93)
MYRP adjustments	--	(12)	(12)	(22)	(34)
Extended amortization of deferred coal ash costs	(28)	--	(28)	--	(28)
Increased PTC giveback	(80)	--	(80)	--	(80)
Other stipulated adjustments	(37)	--	(37)	--	(37)
Revised revenue requirement increase after Comprehensive Settlement	$90	$94	$185	$153	$338
Net annualized customer rate increase	1.8%	1.9%	3.7%	3.1%	6.8%

Note: Totals may not add due to rounding

Cautionary Statement Regarding Forward-Looking Statements

This document includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements are based on management’s beliefs and assumptions. These forward-looking statements are identified by terms and phrases such as "anticipate," "believe," "intend," "estimate," "expect," "continue," "should," "could," "may," "plan," "project," "predict," "will," "potential," "forecast," "target," "outlook," "guidance," and similar expressions. Various factors may cause actual results to be materially different than the suggested outcomes within forward-looking statements; accordingly, there is no assurance that such results will be realized. These risks and uncertainties are identified and discussed in Duke Energy’s Form 10-K for the year ended December 31, 2025, and subsequent quarterly reports filed with the Securities and Exchange Commission (“SEC”) and available at the SEC’s website at www.sec.gov. In light of these risks, uncertainties and assumptions, the events described in the forward-looking statements might not occur or might occur to a different extent or at a different time than Duke Energy has described. Duke Energy expressly disclaims an obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.